EXHIBIT 10.5

Side Letter

Keshif Ventures, LLC

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attn:  Taner Halicioglu

            Re:       Loan Guaranty Side Letter

            This Loan Guaranty Side Letter (this "Agreement") is made as of October 30, 2015 (the "Effective Date") hereby confirms that, in consideration of the guarantee by Keshif Ventures, LLC (the "Guarantor") pursuant to that certain Master Unconditional Limited Guaranty, dated as of August 5, 2015 (the "Guaranty") by and between Guarantor and Silicon Valley Bank (the "Bank"), as supplemented by a Supplement thereto, dated as of the Effective Date (the "Company Supplement"), with respect to a debt facility in the aggregate maximum principal amount of One Million Dollars ($1,000,000.00) (the "Loan Facility") made available by the Bank to Envision Solar International, Inc., a  Nevada corporation (the "Company") pursuant to that certain Loan and Security Agreement dated as of the Effective Date (the "Loan Agreement"), Guarantor is entitled to receive shares of Common Stock of the Company pursuant to the Stock Purchase Agreement in the form attached hereto as Exhibit A (the "Purchase Agreement") and the following contractual rights, which shall be in addition to and shall not affect any other rights to which Guarantor may otherwise be entitled pursuant to any other agreement entered into by and between Guarantor and Company:

1.                  Covenants of the Company Regarding Information and Financial Statements.

1.1.1    (a)        The Company shall deliver to Guarantor such financial statements, notices or information as the Company provides to the Bank simultaneously with the delivery thereof to the Bank, including, but not limited to any financial statements, notices or information which the Company delivers, or is obligated to deliver, to the Bank pursuant to or in connection with the Loan Agreement, as amended from time to time.  In addition, the Company shall deliver to Guarantor:

(i)          any proposed amendments or addendums to the Loan Agreement at least ten (10) business days prior to the Company entering into such amendments or addendums thereto and an opportunity to review and provide feedback thereto;

(ii)          such financial statements, notices, updates or information as the Company provides to its stockholders simultaneously with the delivery thereof to the stockholders;

(iii)          such other information relating to the financial condition, business or corporate affairs of the Company as Guarantor may from time to time request; and

(iv)          if the Company becomes aware of any breach of the Loan Agreement by the Company or any Event of Default (as defined in the Loan Agreement), or any alleged Event of Default, the Company shall immediately provide written notice, and a description of the details thereof, to Guarantor.

(b)        The Company shall not incur additional indebtedness for borrowed money, other than the indebteness contemplated by the Loan Agreement as in effect on the Effective Date, whether from the Bank or otherwise, without the prior written consent of Guarantor.

(c)        If Guarantor is not represented on the Company's Board of Directors (the "Board"), Guarantor shall be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with Guarantor regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

(d)        Guarantor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

(e)        Subject to compliance with Regulation FD of the Securities Exchange Act of 1934, as amended, the Company shall provide Guarantor with prior written notice and copies of any documents to be filed with the Securities and Exchange Commission (the "SEC") that references Guarantor, and shall give Guarantor a minimum of one (1) business day to review and comment on any such filings, prior to filing such documents with the SEC.  Guarantor covenants to execute any documents requested by the Company that are reasonably necessary or approximate to enable the Company to comply with Regulation FD.

2.                  Reimbursement; Creation of Security Interest.

(a)        Reimbursement.  If Guarantor shall make any payment or payments to the Bank at any time, or if the Bank shall otherwise take or recover any amount from Guarantor, with respect to its guarantee of the Loan Facility, the Company shall promptly pay and reimburse Guarantor the full amount equal to such amount or amounts so paid to, or taken or recovered by, the Bank, which amounts shall be deemed due and payable by the Company to Guarantor immediately, and without demand, on the date that Guarantor made such payment or payments or the date any amount was so taken or recovered by the Bank from Guarantor.  In the event that any amount due from the Company to Guarantor under this Section 2(a) is not paid to Guarantor within thirty (30) days of the date due, then interest shall accrue and be payable on the outstanding amount due from the Company to Guarantor, from the date due until paid, at the interest rate per annum applicable to the Loan Facility as set forth in the Loan Agreement, and such accrued interest shall be due and payable immediately and without demand.  The obligations of the Company under this Section are referred to herein as the "Reimbursement Obligations."

                        (b)        Acknowledgement.  The Company hereby acknowledges that Guarantor has the right, pursuant to the terms of the Guaranty, as amended from time to time, to have assigned to Guarantor all right, title and interest of the Bank in, to and under the Loan Agreement, and upon any such assignment or transfer to Guarantor, the Company hereby agrees that it shall execute any further instruments and take further action as Guarantor reasonably requests to effectuate such assignment or transfer.

                        (c)        Grant of Security Interest. The Company hereby grants Guarantor, to secure the payment and performance in full of all of the Reimbursement Obligations, a continuing security interest in, and pledges to Guarantor, the Collateral (as defined in the Loan Agreement, as amended from time to time), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  If this Agreement is terminated, Guarantor's lien in the Collateral shall continue until the Loan Facility has terminated and no further amounts are owed by the Company thereunder and Guarantor no longer has any obligations to the Bank or otherwise in connection therewith.   Upon payment in full of the Loan Facility, Guarantor shall, at the sole cost and expense of the Company, take such actions requested by the Company release its liens in the Collateral and all rights therein shall revert to the Company.

                        (d)        Priority of Security Interest. The Company hereby represents, warrants, and covenants to Guarantor that the security interest granted herein is and shall at all times continue to be a senior priority perfected security interest in the Collateral, subject only to (i) the security interest granted to Robert Noble (the "Existing Lender") pursuant to the Noble Debt Documents (as defined in the Loan Agreement) which shall be senior in priority to the security interest granted to Guarantor hereunder, (ii) the security interest granted to the Bank (and/or its assigns and successors, as applicable) pursuant to the Loan Agreement, as amended from time to time, which shall be senior in priority to the security interest granted to Guarantor hereunder, and (iii) other Permitted Liens (as defined in the Loan Agreement) that are permitted pursuant to the terms of the Loan Agreement to have superior priority to the Bank's security interest under the Loan Agreement.

                        (e)        Authorization to File Financing Statements. The Company hereby authorizes Guarantor to file financing statements, as well as amendments thereto, without notice to the Company, with all appropriate jurisdictions to perfect or protect Guarantor's interest or rights hereunder and in and to the Collateral, including a notice that any disposition of the Collateral except for dispositions of Inventory, cash or similar assets in the ordinary course of business, by either the Company or any other person (other than the Bank), shall be deemed to violate the rights of Guarantor under the Code (as defined in the Loan Agreement). Such financing statements may indicate the Collateral as "all assets of the Debtor" or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Guarantor's discretion.

                        (f)         Pledge of Collateral.  Subject to any and all senior rights of the Existing Lender and the Bank, the Company hereby pledges, assigns and grants to Guarantor a security interest in all the Shares (as defined in the Loan Agreement), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, to secure the payment and performance in full of all of the Reimbursement Obligations.  On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares and subject to any and all senior rights of the Existing Lender and the Bank, the certificate or certificates for the Shares will be delivered to Guarantor, accompanied by an instrument of assignment duly executed in blank by the Company. To the extent required by the terms and conditions governing the Shares, the Company shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of a Default (as hereinafter defined), subject to the terms of that certain Subordination Agreement, dated as of August 12, 2015 (as amended from time to time, the "Subordination Agreement"), by and between Guarantor and the Bank, Guarantor may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Guarantor and cause new (as applicable) certificates representing such securities to be issued in the name of Guarantor or its transferee.  The Company will execute and deliver such documents, and take or cause to be taken such actions, as Guarantor may reasonably request to perfect or continue the perfection of Guarantor's security interest in the Shares. Unless a Default shall have occurred and be continuing, the Company shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of a Default.

                        (g)        Further Assurances.  The Company hereby agrees that it shall execute any further instruments and take further action as Guarantor reasonably requests to perfect or continue the Guarantor's lien in the Collateral or to effect the purposes of this Agreement.

3.                  Rights and Remedies.

(a)                Remedies.  In the event that any amount due from the Company to Guarantor under Section 2 of this Agreement is not paid to Guarantor on or prior to the date due (such event, a "Default"), then Guarantor may, without notice or demand, do any or all of the following, in each case subject to the terms of the Subordination Agreement:

(i)            declare all Reimbursement Obligations immediately due and payable;

(ii)          verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles (each as defined in the Loan Agreement), settle or adjust disputes and claims directly with Account Debtors (as defined in the Loan Agreement) for amounts on terms and in any order that Guarantor considers advisable, and notify any person owing the Company money of the Guarantor's security interest in such funds;

(iii)         make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  The Company shall assemble the Collateral if Guarantor requests, and make it available as Guarantor designates.  Guarantor may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. The Company grants Guarantor a license to enter and occupy any of its premises, without charge, to exercise any of Guarantor's rights or remedies;

(iv)        apply to the Reimbursement Obligations any amount held by Guarantor owing to or for the credit or the account of the Company;

(v)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Guarantor is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Company's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Guarantor's exercise of its rights under this Section, the Company's rights under all licenses and all franchise agreements inure to Guarantor's benefit;

(vi)        demand and receive possession of the Company's Books (as defined in the Loan Agreement); and

(vii)       exercise all rights and remedies available to Guarantor hereunder or at law or equity, including all remedies provided under the Code (as defined in the Loan Agreement) (including disposal of the Collateral pursuant to the terms thereof).

(b)               Power of Attorney. The Company hereby irrevocably appoints Guarantor as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of a Default, to:  (a) endorse the Company's name on any checks or other forms of payment or security; (b) sign the Company's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Guarantor determines reasonable; (d) make, settle, and adjust all claims under the Company's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Guarantor or a third party as the Code permits.  The Company hereby appoints Guarantor as its lawful attorney-in-fact to sign the Company's name on any documents necessary to perfect or continue the perfection of the Guarantor's security interest in the Collateral until all Reimbursement Obligations (other than inchoate indemnity obligations) have been satisfied in full and Guarantor is under no further obligation to make credit extensions under the Guaranty with respect to the Loan Facility.  Guarantor's foregoing appointment as the Company's attorney-in-fact, and all of the Guarantor's rights and powers, coupled with an interest, are irrevocable until all Reimbursement Obligations have been fully repaid and performed and the Guarantor's obligation to provide credit extensions under the Guaranty with respect to the Loan Facility terminates.

(c)                Protective Payments.  If the Company fails to obtain the insurance called for by Section 6.5 of the Loan Agreement or fails to pay any premium thereon or fails to pay any other amount which the Company is obligated to pay under this Agreement or any loan document or which may be required to preserve the Collateral, Guarantor may obtain such insurance or make such payment, and all amounts so paid by Guarantor are Reimbursement Obligations and immediately due and payable, bearing interest at the then highest rate applicable to the Reimbursement Obligations, and secured by the Collateral. Guarantor will make reasonable efforts to provide the Company with notice of Guarantor obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Guarantor are deemed an agreement to make similar payments in the future or Guarantor's waiver of any Default.

(d)               Application of Payments and Proceeds Upon Default.  If a Default has occurred and is continuing, Guarantor shall have the right to apply in any order any funds in its possession, whether from the Company payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Reimbursement Obligations.  Guarantor shall pay any surplus to the Company or to other persons legally entitled thereto; the Company shall remain liable to Guarantor for any deficiency.  If Guarantor, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Guarantor shall have the option, exercisable at any time, of either reducing the Reimbursement Obligations by the principal amount of the purchase price or deferring the reduction of the Reimbursement Obligations until the actual receipt by Guarantor of cash therefor.

(e)                Guarantor's Liability for Collateral.  So long as Guarantor complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Guarantor, Guarantor shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. The Company bears all risk of loss, damage or destruction of the Collateral.

(f)                 No Waiver; Remedies Cumulative.  Guarantor's failure, at any time or times, to require strict performance by the Company of any provision of this Agreement shall not waive, affect, or diminish any right of Guarantor thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Guarantor's rights and remedies under this Agreement and any other agreement with the Company are cumulative.  Guarantor has all rights and remedies provided under the Code, by law, or in equity.  Guarantor's exercise of one right or remedy is not an election and shall not preclude Guarantor from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Guarantor's waiver of any Default is not a continuing waiver.  Guarantor's delay in exercising any remedy is not a waiver, election, or acquiescence.

(g)                Demand Waiver.  The Company waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Guarantor on which the Company is liable.

4.                  Representations and Warranties of the Company.  The Company hereby represents and warrants to Guarantor as follows:

                        (a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, financial condition, property, prospects or results of operation of the Company.

                        (b)        All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Stock Purchase Agreement, and the performance of all obligations of the Company under this Agreement and the Stock Purchase Agreement, has been taken.  This Agreement and the Stock Purchase Agreement, when executed and delivered by the Company, shall each constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                        (c)        The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, will not (i) result in any violation of any term of its Articles of Incorporation or Bylaws, each as currently in effect, or any material agreement or material obligation of the Company, (ii) be in conflict with or constitute a default under any of the foregoing and will not result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to the foregoing, (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject, or (iv) require notice to or consent of any party to any agreement or commitment to which the Company is a party that has not been obtained or waived prior to the date hereof.  The Company is not in violation or default (i) of any provisions of its Articles of Incorporation or Bylaws, each as currently in effect, (ii) of any judgment, order, writ or decree of any court or governmental entity, (iii) under any material agreement, instrument, contract, license, lease, note, indenture, mortgage or purchase order to which it is a party, or (iv) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company.

                        (d)        The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests, except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company and any liens or security interests granted in favor of the Bank or allowed as Permitted Liens or Permitted Indebtedness under the Loan and Security Agreement with the Bank.  With respect to the property and assets it leases, the Company is in material compliance with each such lease.

5.                  Right to Participate.

                        (a)        In connection with each sale and issuance of any security for fundraising purposes, including, but not limited to, the sale of any preferred stock, common stock, convertible promissory notes, warrants or other securities exercisable or convertible into shares of capital stock of the Company (the "New Securities"), Guarantor (or any affiliate thereof) shall be entitled, but not obligated, to purchase in its sole discretion a portion of the New Securities to be issued by the Company at the lowest price per share and pursuant to the same terms and conditions as the New Securities are being being sold and issued by the Company to any other person, having an aggregate original issue price or principal amount, as applicable, equal to the sum of (i) the Guarantor's Pro Rata Share (as defined below) multiplied by the aggregate maximum amount of the New Securities proposed to be issued and sold by the Company plus (ii) an amount equal to the maximum principal amount which may be loaned to the Company under the Loan Facility.  As used herein, the term "Pro Rata Share" shall equal the larger of (i) if Guarantor holds shares of the capital stock of the Company, the number of shares of the Company's capital stock held by Guarantor divided by the number of shares of the capital stock of the Company actually issued and outstanding, or (ii) if Guarantor holds convertible promissory notes issued by the Company, the then-outstanding aggregate principal amount of all such promissory notes held by Guarantor divided by the then-outstanding aggregate principal amount of all convertible promissory notes issued by the Company.

                        (b)        In the event the Company proposes to undertake an issuance of New Securities, the Company shall give Guarantor written notice (the "Notice") of its intention, describing the type of New Securities, the price, and the principal terms upon which the Company proposes to issue the same.  Guarantor shall have fifteen (15) business days from the delivery of the Notice to agree to purchase up to the Guarantor's Pro Rata Share for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

6.                  Board of Directors.

            (a)        The Company shall invite one representative designated from time to time by Guarantor (the "Representative") to attend all meetings (whether held in person, by telephone or otherwise) of the Board and any committee thereof (including "executive sessions") in a nonvoting observer capacity and shall give the Representative copies of all notices, minutes, consents, and other materials that it provides to its directors (at the same time and in the same manner as provided to such directors and whether or not in connection with a meeting); provided, that the Representative shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude the Representative from any meeting or portion thereof if the Company reasonably and in good faith believes, upon advice of counsel, that access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel.

            (b)        If the Company is unable to repay the Loan Facility when due, or upon the occurrence of an Event of Default (as defined in the Loan Agreement) and the failure of the Company to repay the Loan Facility upon demand by the Bank, Guarantor, or its assignee, shall immediately become entitled to elect one member of the Board in its sole discretion and the Company shall take all actions, and shall cause the stockholders of the Company to take all actions, to immediately elect to the Board such individual as shall be designated by Guarantor (the "Guarantor Board Designee") and to ensure that the Guarantor Board Designee remains on the Board unless and until Guarantor indicates otherwise in a writing delivered to the Company. The Guarantor Board Designee may only be removed from the Board with the prior written consent of Guarantor.  The Guarantor Board Designee and Guarantor shall be entitled to enter into an indemnification agreement with the Company in connection with the Guarantor Board Designee's service on the Board, such agreement to be in a form reasonably acceptable to Guarantor.

7.                  Confidentiality. Guarantor agrees that Guarantor and the Representative will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor Guarantor's investment in the Company and/or matters related to the loan which has been guaranteed by Guarantor (the "Purpose")) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7 by Guarantor or the Representative), (b) is or has been independently developed or conceived by Guarantor or the Representative without use of the Company's confidential information, or (c) is or has been made known or disclosed to Guarantor or the Representative by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Guarantor or the Representative may disclose confidential information (i) to Guarantor's attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Purpose; (ii) to any prospective purchaser of any of the Company's securities or indebtedness from Guarantor or Guarantor's obligations to the Bank in connection with the Guaranty, if such prospective purchaser agrees to be bound by the provisions of this Section 7; (iii) to any existing or prospective partner or member of Guarantor's in the ordinary course of business, provided that Guarantor informs such person that such information is confidential and Guarantor directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that Guarantor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

8.                  Expenses.  Each party shall pay its own fees and expenses in connection with the execution of this Agreement; provided, however, that the Company shall reimburse all out-of-pocket fees and expenses incurred by Guarantor in connection with this Agreement, the Stock Purchase Agreement and Guarantor executing the guaranty in connection with the Loan Facility, as well as the fees of legal counsel to Guarantor in connection herewith and therewith (the "Fee Reimbursement"), such payment to be delivered to Guarantor's legal counsel on the Effective Date.  Without limiting the generality of the foregoing, the Company shall, in addition to the Fee Reimbursement, pay any out-of-pocket costs and expenses incurred by Guarantor in connection with, or related to, any SEC filings which Guarantor may be required to file in connection with this Agreement, the Loan Agreement, the Loan Facility or any related agreements.

9.                  Indemnification. The Company agrees to indemnify, defend and hold Guarantor and its directors, officers, employees, partners, agents, attorneys, or any other person affiliated with or representing Guarantor (each, an "Indemnified Person") harmless against (i) all obligations, demands, claims, and liabilities (collectively,  "Claims") claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, the Stock Purchase Agreement and Guarantor providing the guarantee to the Bank in connection with the Loan Facility; and (ii) all losses or expenses (including any expenses incurred by Guarantor) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Guarantor and the Company (including reasonable attorneys' fees and expenses) or Guarantor and the Bank (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person's gross negligence or willful misconduct. This Section 9 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

10.              Further Assurances.  If Guarantor delivers to the Bank a Notice of Intent to Purchase (as defined in the Guaranty), then the Company shall, without further consideration, execute and deliver such other instruments of conveyance, assignment, transfer and assumption, and take such other actions, as the Bank and/or Guarantor may reasonably request to effectuate the assignment of the Loan Agreement and any and all related documents to Guarantor and to otherwise effect the purchase option set forth in Section 2 of the Guaranty.  In addition, if and to the extent the Bank has arranged for any letters of credit for the Company with the Bank prior to the exercise of the purchase option set forth in Section 2 of the Guaranty, the Company shall either, at Guarantor's election, provide for any cash collateral required by the Bank in connection therewith, or immediately reimburse Guarantor for any cash collateral which Guarantor is required to provide to the Bank in connection therewith.

11.              Termination.  The rights described herein shall terminate upon the earliest to occur of (a) at such time as there are no amounts under the Loan Facility which remain outstanding, or otherwise available to the Company thereunder; or (b) the consummation of a merger or consolidation where the holders of a majority of the Company's outstanding voting securities as of immediately prior to the closing of such transaction do not hold a majority of the voting securities of the surviving entity as of immediately following the closing of such transaction that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company's stockholders and will hold all of the outstanding shares of capital stock of the Company's successor.  In addition, the Company hereby acknowledges and agrees that the Guarantor may terminate the Guaranty, without any liability to the Company, at any time on or after the first anniversary of the Effective Date.  This Section 11, and the terms and conditions set forth in Sections 2(a), 7, 8 and 9 will survive any such termination.

12.              Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, or electronic mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to, in the case of Guarantor, to 4445 Eastgate Mall, Suite 200, San Diego, CA 92121, Attn: Taner Halicioglu, Email: taner@keshif.com, with a copy to DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, CA 92121, Attn: Randy Socol, Email: randy.socol@dlapiper.com, or in the case of the Company, at the Company's address or email address as set forth in the Loan Agreement.

13.              Miscellaneous.  This Agreement shall be binding upon the Company, its successors and assigns and shall be construed and interpreted under the laws of the State of California.  This Agreement and the terms and conditions hereof may only be amended or waived with the prior written consent of the Company and Guarantor.

IN WITNESS HEREOF, the undersigned parties have entered into this Agreement as of the date first set forth above.

KESHIF VENTURES, LLC	ENVISION SOLAR INTERNATIONAL, INC.

By: /s/ Taner Halicioglu	By: /s/ Desmond Wheatley

Name: Taner Halicioglu	Name: Desmond Wheatley

Title: Manager	Title: Chief Executive Officer